UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 24, 2026

IDEXX LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19271	01-0393723
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One IDEXX Drive, Westbrook, Maine	04092
(Address of principal executive offices)	(ZIP Code)

207.556.0300

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value per share	IDXX	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 24, 2026, IDEXX Laboratories, Inc. (“IDEXX”) and Nimrata Hunt, PhD, Executive Vice President, Global Strategy and Commercial, mutually agreed that Dr. Hunt will cease serving in her current role effective on April 13, 2026 (the “Separation Date”) and will continue to provide advisory services on an as-needed basis until July 13, 2026 (the “Final Employment Date”). IDEXX and Dr. Hunt entered into a separation letter agreement (the “Separation Agreement”) to memorialize the terms of Dr. Hunt’s advisory role and subsequent departure.

Pursuant to the Separation Agreement, IDEXX will pay to Dr. Hunt separation benefits in the form of (i) salary continuation for 104 weeks following the Separation Date, in the aggregate amount of $1,230,000; (ii) Dr. Hunt’s target annual bonus for two years, in the aggregate amount of $984,000, payable together with the salary continuation payments, (iii) a lump-sum payment of $50,000, representing 78 weeks of COBRA premium costs with respect to Dr. Hunt’s continued coverage under the IDEXX medical, dental and/or vision plans; (iv) transition assistance benefit of $10,000; and (v) reimbursement of tax preparation or financial planning services for the 2025 and 2026 tax years in an amount not to exceed $6,000 per tax year (to the extent not reimbursed prior to the Separation Date). Vesting of stock option, restricted stock unit and performance stock unit awards previously issued to Dr. Hunt under IDEXX’s stock incentive plans will cease effective as of the Final Employment Date, and all unvested awards will be forfeited. Dr. Hunt’s stock option awards, to the extent vested and exercisable, will remain exercisable during the period following the Final Employment Date that is specified in the applicable award agreements. Dr. Hunt’s position with IDEXX is being eliminated, and, as a result, IDEXX deems Dr. Hunt’s separation to be a termination of employment without cause for purposes of determining Dr. Hunt’s separation benefits.

The Separation Agreement also contains a general release of claims in favor of IDEXX (including a reaffirmation thereof on or following the Separation Date and on or following the Final Employment Date), non-disparagement and continuing cooperation covenants and an acknowledgement by Dr. Hunt that she continues to be bound by restrictive covenants applicable to her under the Confidential Information, Work Product, and Restrictive Covenant Agreement between her and IDEXX dated January 24, 2022. All of the foregoing serves as consideration for IDEXX’s payment of separation benefits described in the Separation Agreement.

Following the Separation Date, IDEXX will compensate Dr. Hunt for her services as a special advisor until the Final Employment Date with respect to days worked at IDEXX’s request, with a per diem payment calculated based on her current base salary rate.

A copy of the Separation Agreement is included as Exhibit 10.1 to this Current Report on Form 8-K. The description of the Separation Agreement included in this Current Report on Form 8-K is a summary, is not complete and is qualified in its entirety by reference to the terms of the Separation Agreement filed as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Separation Agreement by and between Nimrata Hunt, PhD, and IDEXX Laboratories, Inc., dated March 24, 2026.
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEXX LABORATORIES, INC.

Date: March 25, 2026	By:	/s/ Sharon E. Underberg
Sharon E. Underberg
Executive Vice President, General Counsel and Corporate Secretary